                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM 8-K/A
                                (Amendment No.1)


                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report (Date of Earliest Event Reported):              July 1, 1998


                                Bowne & Co., Inc.
             (Exact name of registrant as specified in its charter)



           Delaware                    1-05842                 13-2618477
(State or other jurisdiction         (Commission            (I.R.S. Employer
      of incorporation)              File Number)          Identification No.)


 345 Hudson Street, New York, NY                                 10014
(Address of principal executive offices)                       (Zip Code)


Registrant's telephone number, including area code           (212) 924-5500


                                 Not Applicable
          Former name or former address, if changed since last report

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS.

      On July 1, 1998 Desi Acquisition, Inc. ("Acquiror"), a wholly owned subsidiary of Bowne & Co., Inc. (the "Company"), acquired approximately 4,920,240 shares of Donnelley Enterprise Solutions Incorporated ("DESI"), representing approximately 98.2% of DESI's outstanding shares of common stock, for a cash price of $21.00 per share. The shares were purchased pursuant to a tender offer to acquire all of the outstanding shares of DESI common stock commenced on June 3, 1998.

      On July 6, 1998, the Company completed the merger of Acquiror with DESI. Upon consummation of the merger, DESI became a wholly-owned subsidiary of the Company and the shareholders of DESI who did not tender their shares became entitled to receive $21.00 per share. The total purchase price for DESI was approximately $105 million for the shares of DESI Common Stock, plus certain additional amounts paid for transaction expenses.

      The funds used to consummate the acquisition came from existing cash and borrowings of the Company under a revolving credit agreement, dated July 7, 1997 (the "Credit Agreement") with Fleet Bank, National Association, as Administrative Agent and certain other lending institutions.

      DESI is a single-source provider of integrated information management solutions, primarily to professional service organizations, such as large law firms, investment banks, and accounting firms.

      On August 27, 1998, the Company and DESI completed the sale, for cash, of the assets of the LANSystems division of DESI. LANSystems was acquired as part of the Company's acquisition of DESI, and its disposition was contemplated as part of the acquisition. The pro forma financial information included in item 7 of this report on Form 8-K/A gives effect to the closing of the sale of the LANSystems assets, including the estimated effect of certain post-closing adjustments to the initial purchase price.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

      The following financial statements and pro forma financial information omitted from Form 8-K for the event dated July 1, 1998, in reliance upon instructions 7(a)(4) and 7(b)(2) of Form 8-K, are filed herewith.

                                                                  Page No.
                                                                  --------
      (a) Financial Statements of the Business Acquired.

          Financial Statements of Donnelley Enterprise Solutions
            Incorporated

          Independent Auditors' Report                               3
          Consolidated Balance Sheets as of December 31, 1997
            and 1996                                                 4
          Consolidated Statements of Income for the Years ended
            December 31, 1997, 1996 and 1995                         5
          Consolidated Statements of Shareholders' Equity for
            the Years ended December 31, 1997, 1996 and 1995         6
          Consolidated Statements of Cash Flows for the Years
            ended December 31, 1997, 1996 and 1995                   7

          Notes to Consolidated Financial Statements                 8-19

          Condensed Consolidated Statement of Operations for the
            six months ended June 30, 1998 (unaudited)               20
          Condensed Consolidated Balance Sheet as of June 30, 1998
            (unaudited)                                              21
          Condensed Consolidated Statement of Cash Flows for
            the six months ended June 30, 1998 (unaudited)           22
          Notes to Condensed Consolidated Financial Statements
            (unaudited)                                              23

      (b) Pro Forma Financial Information.

          Unaudited Pro Forma Condensed Consolidated Statements of
            Income for the year ended December 31, 1997 and for
            the six-month period ended June 30, 1998                 25-26
          Unaudited Pro Forma Condensed Consolidated Balance Sheets
            as of June 30, 1998                                      27
          Notes to Unaudited Pro Forma Condensed Consolidated
            Financial Statements                                     28-29

      (c)   Exhibits (previously filed).

            Exhibit 2.1  Agreement and Plan of Merger among Bowne &
                         Co., Inc., DESI Acquisition, Inc. and Donnelley Enterprise Solutions Incorporated, dated as of May 27, 1998, incorporated herein by reference to Exhibit 11(c)(1) to Schedule 14D-1 of Bowne & Co., Inc., dated June 3, 1998.

            Exhibit 2.2 Credit Agreement, dated as of July 7, 1997, by and among Bowne & Co., Inc. the subsidiary borrowers party thereto, Fleet Bank, National Association, as Administrative Agent, the Bank of Montreal, as Documentation Agent and the lenders party thereto, incorporated herein by reference to Exhibit 11(b)(1) to Schedule 14D-1 of Bowne & Co., dated June 3, 1998.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of
Donnelley Enterprise Solutions Incorporated:

  We have audited the accompanying consolidated balance sheets of DONNELLEY ENTERPRISE SOLUTIONS INCORPORATED (a Delaware corporation) AND SUBSIDIARIES as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Donnelley Enterprise Solutions Incorporated and Subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Chicago, Illinois,
February 3, 1998

                  DONNELLEY ENTERPRISE SOLUTIONS INCORPORATED

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                DECEMBER 31,
                                                               ---------------
                            ASSETS                              1996    1997
                            ------                             ------- -------
Current Assets:
  Cash and equivalents........................................ $ 8,910 $ 3,231
  Accounts receivable, less allowances for doubtful accounts of $460 in 1996 and $3,944 in 1997.........................  21,228  22,611
  Unbilled receivables........................................   4,847   5,874
  Inventories.................................................   4,144   3,550
  Prepaid expenses and other current assets...................   1,728   1,499
  Income tax receivable.......................................   1,533   2,418
  Deferred income taxes.......................................     867   2,689
                                                               ------- -------
    Total current assets......................................  43,257  41,872
Property and equipment, net...................................  12,646  15,999
Goodwill, net.................................................  20,213  19,158
Other noncurrent assets.......................................      60      44
                                                               ------- -------
    Total assets.............................................. $76,176 $77,073
                                                               ======= =======
             LIABILITIES AND SHAREHOLDERS' EQUITY
             ------------------------------------
Current liabilities:
  Line of credit.............................................. $   --  $ 5,600
  Capital lease obligations, current portion..................   1,162     959
  Notes payable...............................................     --      111
  Advances due to related party...............................   6,455     510
  Accounts payable............................................   7,633   8,585
  Accrued salary and benefits.................................   2,280   3,340
  Accrued other expenses......................................   2,010   1,632
  Customer prepayments........................................   4,434   5,577
  Deferred revenues...........................................   1,134   2,572
                                                               ------- -------
    Total current liabilities.................................  25,108  28,886
                                                               ------- -------
Noncurrent Liabilities:
  Capital lease obligations...................................   1,305   1,552
  Deferred income taxes.......................................     311     545
  Notes payable...............................................     --       74
                                                               ------- -------
    Total noncurrent liabilities..............................   1,616   2,171
                                                               ------- -------
Shareholders' equity:
  Common stock--$.01 par value, 15,000,000 authorized Shares;
   5,005,000 issued and outstanding at December 31, 1996 and
   1997.......................................................      50      50
  Preferred stock--$.01 par value, 1,000,000 authorized
   Shares; none issued and outstanding........................     --      --
  Additional paid-in capital..................................  49,399  49,245
  Cumulative translation adjustment...........................     --       (2)
  Retained earnings...........................................       3  (3,277)
                                                               ------- -------
    Total shareholders' equity................................  49,452  46,016
                                                               ------- -------
    Total liabilities and shareholders' equity................ $76,176 $77,073
                                                               ======= =======

          See accompanying notes to consolidated financial statements.

                  DONNELLEY ENTERPRISE SOLUTIONS INCORPORATED

                         CONSOLIDATED INCOME STATEMENTS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                      YEAR ENDED DECEMBER 31,
                                                      ------------------------
                                                       1995    1996     1997
                                                      ------- ------- --------
Business services outsourcing revenues............... $45,684 $57,048 $ 68,848
Integration services revenues........................  20,260  38,450   35,145
Systems management outsourcing revenues..............      --     966    6,851
                                                      ------- ------- --------
    Total revenues...................................  65,944  96,464  110,844
                                                      ------- ------- --------
Business services outsourcing cost of revenues.......  38,387  46,756   54,301
Integration services cost of revenues................  14,471  28,300   29,258
Systems management outsourcing cost of revenues......      --     481    4,986
                                                      ------- ------- --------
    Total cost of revenues...........................  52,858  75,537   88,545
                                                      ------- ------- --------
Business services outsourcing gross profit...........   7,297  10,292   14,547
Integration services gross profit....................   5,789  10,150    5,887
Systems management outsourcing gross profit..........      --     485    1,865
                                                      ------- ------- --------
    Total gross profit...............................  13,086  20,927   22,299
                                                      ------- ------- --------
Selling expenses.....................................   5,563   9,929    8,973
General and administrative expenses..................   5,908   7,812   16,381
Amortization of goodwill.............................     295     804    1,072
Special charge.......................................      --     300       --
                                                      ------- ------- --------
    Earnings (loss) from operations..................   1,320   2,082   (4,127)
Interest expense, net................................     522     384      553
                                                      ------- ------- --------
    Earnings (loss) before income taxes..............     798   1,698   (4,680)
Income tax expense (benefit).........................     495   1,073   (1,400)
                                                      ------- ------- --------
    Net income (loss)................................ $   303 $   625 $ (3,280)
                                                      ------- ------- --------
  Basic and diluted earnings (loss) per share........                 $   (.66)
                                                                      ========
  Basic and diluted common shares outstanding........                    5,005
                                                                      ========
  Pro forma earnings per share.......................         $   .12
                                                              =======
  Pro forma common shares outstanding................           5,005
                                                              =======


          See accompanying notes to consolidated financial statements.

                  DONNELLEY ENTERPRISE SOLUTIONS INCORPORATED

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                  ADDITIONAL CUMULATIVE                TOTAL
                           COMMON  PAID-IN   TRANSLATION RETAINED  SHAREHOLDERS'
                           STOCK   CAPITAL   ADJUSTMENT  EARNINGS     EQUITY
                           ------ ---------- ----------- --------  -------------
Balance at December 31,
 1994 ....................  $--    $   --       $--      $   --       $   --
  Net income .............   --        --        --          303          303
  Contribution of
   LANSystems from
   related party .........    31    15,726       --          --        15,757
  Repayments to related
   party .................   --        --        --         (303)        (303)
                            ----   -------      ----     -------      -------
Balance at December 31,
 1995 ....................    31    15,726       --          --        15,757
  Net income .............   --        --        --          625          625
  Initial public offering
   proceeds,
   net of expenses .......    19    41,673       --          --        41,692
  Dividend to related
   party .................          (8,000)      --         (622)      (8,622)
                            ----   -------      ----     -------      -------
Balance at December 31,
 1996 ....................    50    49,399       --            3       49,452
  Net loss ...............   --        --        --       (3,280)      (3,280)
  Initial public offering
   expenses ..............   --       (154)      --          --          (154)
  Cumulative translation
   adjustment ............   --        --         (2)        --            (2)
                            ----   -------      ----     -------      -------
Balance at December 31,
 1997 ....................  $ 50   $49,245      $ (2)    $(3,277)     $46,016
                            ----   -------      ----     -------      -------


          See accompanying notes to consolidated financial statements.

                  DONNELLEY ENTERPRISE SOLUTIONS INCORPORATED

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                    YEAR ENDED DECEMBER 31,
                                                   ---------------------------
                                                     1995      1996     1997
                                                   --------  --------  -------
Cash flows provided by (used in) operating
 activities:
  Net income.....................................  $    303  $    625  $(3,280)
  Depreciation and amortization..................     3,446     4,492    5,314
  Amortization of goodwill.......................       295       804    1,072
  Gain on sale of equipment......................       --        --      (227)
  Net changes in assets and liabilities..........      (109)  (14,289)     154
                                                   --------  --------  -------
      Net cash provided by (used in) operating
       activities................................     3,935    (8,368)   3,033
                                                   --------  --------  -------
Cash flows provided by (used in) investing
 activities:
  Capital expenditures...........................    (4,084)   (7,347)  (7,548)
  Net proceeds on sale of equipment..............       --        --       414
  Acquisition of LANSystems by related party.....   (16,633)      --       --
  LANSystems contingent payments.................       --     (9,506)     --
                                                   --------  --------  -------
      Net cash used in investing activities......   (20,717)  (16,853)  (7,134)
                                                   --------  --------  -------
Cash flows provided by (used for) financing
 activities:
  Advances from (to) related parties, net........     4,481     1,783   (5,945)
  Line of credit.................................       --        --     5,600
  Notes payable..................................       --        --       185
  Repayments/dividend to related party...........      (303)   (8,622)     --
  Contribution of LANSystems from related party..    15,757       --       --
  Net proceeds from the initial public offering..       --     41,692     (154)
  Principal payments on capital leases...........    (1,301)   (1,374)  (1,262)
  Principal payments on borrowings...............    (1,200)      --       --
  Other..........................................       --        --        (2)
                                                   --------  --------  -------
      Net cash provided by (used for) financing
       activities................................    17,434    33,479   (1,578)
                                                   --------  --------  -------
Net increase (decrease) in cash and equivalents..  $    652  $  8,258  $(5,679)
Cash and equivalents, at beginning of period.....       --        652    8,910
                                                   --------  --------  -------
Cash and equivalents, at end of period...........  $    652  $  8,910  $ 3,231
                                                   ========  ========  =======
The changes in assets and liabilities, net of
 balances assumed through acquisitions, were as
 follows:
  Decrease (increase) in assets--
    Receivables, net.............................  $ (1,667) $(14,928) $(2,410)
    Inventories..................................       543      (570)     594
    Prepaid expenses and other...................       (24)   (1,240)     229
    Income tax receivable........................      (196)     (345)    (885)
    Deferred income taxes........................      (496)    1,135   (1,822)
    Other noncurrent assets......................        (3)       (1)      (1)
  Increase (decrease) in liabilities--
    Accounts payable.............................       671     1,312      952
    Accrued salary and benefits..................     1,081      (766)   1,060
    Accrued other expenses.......................     1,214       358     (378)
    Customer prepayments.........................       444       896    1,143
    Deferred revenues............................    (1,917)     (198)   1,438
    Deferred income taxes........................       --        311      234
    Other noncurrent liabilities.................       241      (253)     --
                                                   --------  --------  -------
      Net change in assets and liabilities.......  $   (109) $(14,289) $   154
                                                   ========  ========  =======
Cash paid during the period for:
  Interest.......................................  $    522  $    427  $   658
  Income taxes...................................        86       --     1,337
                                                   ========  ========  =======
Supplemental non-cash investing and financing
 activities:
  Capital leases.................................  $    581  $    716  $ 1,306
                                                   ========  ========  =======

          See accompanying notes to consolidated financial statements.

                  DONNELLEY ENTERPRISE SOLUTIONS INCORPORATED

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND NATURE OF OPERATIONS:

  Donnelley Business Services ("DBS") was an unincorporated business unit of R.R. Donnelley & Sons Company ("R.R. Donnelley") from its organization in 1988 through December 31, 1995. On June 21, 1995, R.R. Donnelley acquired LAN Systems, Inc. ("LANSystems") in a business combination accounted for as a purchase (see Note 14 for further discussion). Following the acquisition, LANSystems was a wholly owned subsidiary of R.R. Donnelley and was operated together with DBS. Effective January 1, 1996, R.R. Donnelley contributed the assets and liabilities of DBS to LANSystems and LANSystems changed its name to Donnelley Enterprise Solutions Incorporated ("DESI"). The 1995 consolidated financial statements have been restated to reflect the consolidation of entities under common control by R.R. Donnelley since the date of acquisition of LANSystems. LANSystems is included in the results of operations in the accompanying financial statements since July 1, 1995. DESI and its wholly owned subsidiaries are collectively referred to herein as the "Company."

  On November 5, 1996, the Company completed an initial public offering of 2,860,000 shares of Common Stock (the "IPO" or "Offering"), 1,855,000 of which were sold by the Company, and 1,005,000 of which were sold by R.R. Donnelley. Of the $41.7 million of net proceeds to the Company from the IPO, (1) approximately $8.7 million was used in final payment for certain contingent obligations arising from the acquisition of LANSystems, (2) $20.3 million was used in repayment of advances owed R.R. Donnelley, and (3) approximately $8.1 million was used in repayment of the $8.0 million Dividend Note and accrued interest. The remaining $4.6 million was used for general corporate purposes.

  The Company is a single-source provider of integrated information management services to professional service providers, primarily large law firms, investment banking firms and accounting firms. The Company operates entirely within the information management services segment. Within this segment, the Company offers three general categories of services: business services outsourcing, integration services and systems management outsourcing. The Company's business services outsourcing offerings include document services, such as reprographic, networked and color printing, mailroom and facsimile services; word processing and desktop publishing; and imaging. The Company's integration services ("LANSystems") include systems integration, consulting, software development and technical training. The Company's systems management outsourcing offerings include on-site management and administration of servers and desktops, including the operation of client help desk functions.

2. SIGNIFICANT ACCOUNTING POLICIES:

 Basis of Consolidation

  The consolidated financial statements include all accounts of the Company. All material intercompany balances and transactions are eliminated in consolidation.

 Revenue Recognition and Deferred Revenues

  Business Services Outsourcing--The Company recognizes revenues related to its business services outsourcing upon rendering of service. All outsourcing contracts are billed on a monthly basis. At December 31, 1996 and 1997, unbilled revenues amounted to $71,000 and $42,000, respectively.

  Integration Services--For material integration projects with a duration of three months or longer that require installation, system design and integration, the Company recognizes revenue under the percentage-of-completion method, using labor efforts incurred to date in relation to estimated total labor costs of the contracts to measure stage of completion. The cumulative effects of revisions of estimated total labor costs and revenues are recorded

                  DONNELLEY ENTERPRISE SOLUTIONS INCORPORATED in the period in which the facts requiring the revision become known. When a loss is anticipated on a contract, the full amount thereof is provided currently. Claims, including change orders, are reflected at estimated recoverable amounts. At December 31, 1996 and 1997, estimated revenue in excess of billings on contracts amounted to $4,776,000 and $5,841,000, respectively.

  For all other integration projects, the Company recognizes revenue upon substantial completion of the project.

  Amounts billed for systems maintenance contracts are recorded as deferred revenue and recognized in revenue over the term of the contract on a straight-line basis.

  Systems Management Outsourcing--The Company recognizes revenues related to its systems management outsourcing upon rendering of service. All outsourcing contracts are billed on a monthly basis.

 Cash Equivalents

  The company considers all highly liquid instruments with a maturity of three months or less when purchased to be cash equivalents for purposes of classification in the consolidated balance sheets and consolidated statements of cash flows. Cash equivalents are stated at cost, which approximates market value.

 Inventories

  Inventories consist of materials and supplies and are carried at the lower of weighted average cost or market.

 Property and Equipment--Capitalization and Depreciation

  Property and equipment are stated at cost. Depreciation is computed using the straight-line method based on useful lives of 2 to 7 years. Maintenance and repair costs are charged to expense as incurred. When properties are retired or disposed, the costs and related depreciation reserves are eliminated and the resulting profit or loss is recognized in income.

  Leasehold improvements are amortized over the life of the related lease. Leased capitalized assets are depreciated over the life of the related lease or the normal useful life of the asset, whichever is shorter.

 Goodwill--Capitalization and Amortization

  Goodwill consists of the excess of purchase price over the fair market value of net assets acquired as a result of the acquisition of LANSystems on June 21, 1995. The goodwill is amortized over its estimated useful life of 20 years. Accumulated amortization at December 31, 1996 and 1997, was $1,099,000 and $2,171,000, respectively.

 Impairment of Long-Lived Assets

  The Company adopted Statement of Financial Accounting Standards No. 121 ("FAS 121")--"Accounting for the Impairment of Long-Lived Assets" effective January 1, 1995. In accordance with the requirements of FAS 121, the Company periodically assesses whether events or circumstances have occurred that may indicate the carrying value of its long-lived assets may not be recoverable. When such events or circumstances indicate the carrying value of an asset may be impaired, the Company uses an estimate based on the future undiscounted cash flows to be derived from the asset over the remaining useful life of the asset to assess whether or not the asset is recoverable. If the future undiscounted cash flows to be derived over the life of the asset do not exceed

                  DONNELLEY ENTERPRISE SOLUTIONS INCORPORATED the asset's net book value, the Company recognizes an impairment loss for the amount by which the net book value of the asset exceeds its estimated fair market value. The Company has not recognized any material impairment losses for the years ended December 31, 1995, 1996 and 1997.

 Research and Development

  Research and development expenditures are charged to earnings as incurred and amounted to $1,274,000, $1,206,000, and $1,942,000 for the years ended December 31, 1995, 1996, and 1997, respectively. These costs are reflected in the Company's consolidated statements of income as general and administrative expenses.

 Reclassifications

  Certain prior year amounts have been reclassified to conform to fiscal year 1997 presentation. These changes had no impact on previously reported results of operations or shareholders' equity.

 Income Taxes

  For the year ended December 31, 1995, and for the period beginning January 1, 1996 and ending November 4, 1996, the Company is included in the consolidated federal income tax return of R.R. Donnelley. The Company filed a short period return for the period beginning November 5, 1996 and ending December 31, 1996 on a stand alone basis. The consolidated tax provision for the years ended December 31, 1995 and 1996 is presented as if the Company filed a separate tax return for the full years. Deferred taxes are provided when tax laws and financial accounting standards differ with respect to the amount of income calculated in a given year and the bases of assets and liabilities, in accordance with Statement of Financial Accounting Standards No. 109--"Accounting for Income Taxes." Income taxes through the completion of the IPO were paid by R.R. Donnelley on behalf of the Company.

 Fair Value of Financial Instruments

  In accordance with the reporting requirements of Statement of Financial Accounting Standard No. 107, "Disclosures about Fair Value of Financial Instruments," the Company calculates the fair value of its financial instruments and includes this additional information in the notes to the consolidated financial statements when the fair value is different than the carrying value of those financial instruments. When the fair value reasonably approximates the carrying value, no additional disclosure is made.

 Reporting Comprehensive Income

  In June 1997 Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("FAS 130"), was issued, effective for fiscal years beginning after December 15, 1997, which requires a different format for presentation of information already included in the Company's financial statements. The Company believes the impact of FAS 130 will not have a material effect on the Company's financial statements.

 Disclosures about Segments of an Enterprise and Related Information

  In June 1997 Statement of Financial Accounting Standards No. 131, "Disclosure about Segments of an Enterprise and Related Information" ("FAS 131"), was issued, effective for fiscal years beginning after December 15, 1997, which requires that public business enterprises report certain information about operating segments and certain information about their products and services, the geographic areas in which they operate and their major customers. FAS 131 does not affect accounting principles and, accordingly, will not require any change to reported financial position, results of operations or cash flows. The Company is currently evaluating the impact of FAS 131 on its segment reporting.

                  DONNELLEY ENTERPRISE SOLUTIONS INCORPORATED

 Foreign Currency Translation Adjustment

  The balance sheet accounts of the Company's foreign subsidiary and division have been translated at the exchange rate in effect at the end of the year. Income and expense accounts have been translated at the weighted average rates in effect during the year.

 Use of Estimates and Assumptions

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates inherent in the preparation of the accompanying consolidated financial statements include management's estimate related to, among other things, allowances for doubtful accounts, future cash flows associated with long-lived assets, valuation allowances for deferred tax assets and contract revenues and expenses related to integration services projects recognized using the percentage of completion method. Actual results could differ from those estimates.

3. SIGNIFICANT CLIENTS:

  A majority of the Company's revenues are attributable to clients operating in the professional services industry. For the year ended December 31, 1995, no clients accounted for greater than 10% of the Company's revenues. For the years ended December 31, 1996 and 1997, one client accounted for approximately 11% and 13% of the Company's revenues, respectively.

4. TRANSACTIONS WITH R. R. DONNELLEY & SONS COMPANY:

  Substantially all transactions with R.R. Donnelley & Sons Company were terminated in 1996, with the exception of certain services provided under the Transition Services Agreement, which were terminated in 1997, commissions paid to R.R. Donnelley salesmen and integration services sales made to R.R. Donnelley. Related-party transactions with R.R. Donnelley not disclosed elsewhere in the financial statements are as follows:

 Accounts Receivable Sold Without Recourse

  The Company sold certain accounts receivable, without recourse, to R.R. Donnelley Receivables, Inc. ("DRI"), a wholly owned subsidiary of R.R. Donnelley. The amount of the receivables sold was directly offset against the advances due to related party. The Company was not charged for any factoring costs related to these receivables and, therefore, the financial statements do not include any charge for factoring costs. During the year ended December 31, 1996 the Company factored $45.1 million of receivables to DRI. Factored receivables that remain uncollected by DRI were $3.5 million and $565,000 at December 31, 1996 and 1997, and are excluded from the accompanying consolidated balance sheets.

  As of December 16, 1996 the Company terminated the factoring agreement and no longer factors any of its receivables.

 Employee Benefit Programs

  The Company's employees participated in various employee benefit programs that were sponsored by R.R. Donnelley, including those employees acquired in connection with the acquisition of LANSystems who began participating in all such programs other than the defined benefit pension plan as of January 1, 1996 and,

                  DONNELLEY ENTERPRISE SOLUTIONS INCORPORATED with respect to the defined benefit pension plan, as of June 21, 1995. The employee benefit programs sponsored by R.R. Donnelley included medical, dental and life insurance, workers' compensation and a defined benefit pension plan. The Company reimbursed R.R. Donnelley for its proportionate cost of these programs based on historical experience and relative headcount. The Company recorded expense related to the reimbursement of these costs of approximately $1.9 million and $2.4 million in the years ended December 31, 1995 and 1996, respectively. The costs were charged to cost of revenues, selling expense and general and administrative expense based on the number of employees in each of these categories. The Company believes its allocation of the proportionate cost is reasonable. R.R. Donnelley is liable for all payments under these programs and, thus, no liability for these benefits has been reflected on the accompanying consolidated balance sheet.

  The weighted average discount rate used in determining the actuarial present value of the benefit obligation for the defined benefit pension plan was 7.25% and 7.5% for the years ended December 31, 1995 and 1996, respectively. The rate of increase in future compensation levels assumed was 4% for 1995 and 1996. The expected long-term rate of return on plan assets was 9.5% for both years.

  On May 1, 1996, the Company terminated its participation in the R.R. Donnelley defined benefit pension plan. R.R. Donnelley has retained all assets and liabilities related to the plan. All other benefit programs offered by R.R. Donnelley were terminated on December 31, 1996.

 Corporate Services

  Prior to the completion of the IPO, R.R. Donnelley provided certain support services to the Company including legal, tax, benefits administration, data processing, internal audit and payroll services. These charges were allocated by R.R. Donnelley to the Company based on various formulas which reasonably approximate the actual costs incurred. The corporate assessments recorded by the Company for these allocations in the accompanying consolidated income statements were approximately $650,000 and $863,000 for the years ended December 31, 1995, and 1996, respectively. The amounts allocated by R.R. Donnelley are not necessarily indicative of the actual costs which may have been incurred had the Company operated as an entity unaffiliated with R.R. Donnelley. However, the Company believes that the allocation is reasonable and in accordance with the Securities and Exchange Commission's Staff Accounting Bulletin No. 55.

 Sales Through R.R. Donnelley

  The Company sold services to clients who are also clients of R.R. Donnelley. For some of these sales, an R.R. Donnelley salesman would assist the Company in making the initial client contact and executing the transaction. To compensate for these services, the Company paid a commission fee to the respective R.R. Donnelley salesman. Management believes these commission fees approximated the actual costs which may have been incurred had the Company operated as an entity unaffiliated with R.R. Donnelley. Total commissions expense related to these sales approximated $65,000, $43,000 and $82,000 for the years ended December 31, 1995, 1996 and 1997, respectively. The sales to which these commissions relate approximated, $6,027,000, $3,936,000 and $10,556,000, respectively. The Company sold integration services and products to R.R. Donnelley. These sales approximated $955,000, $2,038,000 and $411,000 for the period July 1, 1995 through December 31, 1995 and the years ended December 31, 1996 and 1997, respectively. The receivables from R.R. Donnelley related to these sales are reflected in accounts receivable or in the advances due to related party discussed below.

 Impact of Operating as a Stand-Alone Entity

  For the year ended December 31, 1995 and for the period beginning January 1, 1996 through November 4, 1996, the accompanying financial statements reflect the Company's costs of doing business, including expenses

                  DONNELLEY ENTERPRISE SOLUTIONS INCORPORATED incurred by R.R. Donnelley on the Company's behalf in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 55. However, the Company estimates it would have incurred increased expenses as a stand-alone company, as well as other incremental public company expenses.

 Advances Due to Related Party

  Prior to the IPO, advances due to related party represent advances from R.R. Donnelley to fund operating and investing activities, net of cash advanced to R.R. Donnelley from operating cash flows generated by the Company. Advances owed to R.R. Donnelley are non-interest bearing. The advances outstanding upon the completion of the IPO were paid in full at November 4, 1996 with proceeds from the offering.

  Advances due to related party as of December 31, 1996 relate to services provided to the Company by R.R. Donnelley under the Transition Services Agreement and the Benefit Administration Agreement. Under these agreements, R.R. Donnelley or its affiliates agreed to perform certain legal, tax, data processing, risk management, employee benefit, credit and collection, cash management and banking and accounts payable services for the Company. Of the approximately $6.5 million due to R.R. Donnelley as of December 31, 1996, approximately $66,000 and $544,000 relate to fees under the Transition Services Agreement and Benefit Administration Agreement, respectively. The remaining balance reflects cash fundings made on behalf of the Company by R.R. Donnelley under the Transition Services Agreement. The $510,000 due to R.R. Donnelley as of December 31, 1997 is disputed.

  The Benefit Administration Agreement terminated on December 31, 1996. The Transition Services Agreement was terminated at the Company's request on November 30, 1997.

5. PRO FORMA AND BASIC AND DILUTED EARNINGS PER SHARE

  The pro forma earnings per share calculation set forth below does not reflect the actual weighted average shares outstanding during the years ended December 31, 1995 and 1996, but assumes the 5,000,000 common shares outstanding upon the completion of the Offering and the 5,000 restricted common shares issued to a key executive were outstanding for these years.

                                                              1995      1996
                                                            --------- ---------
      Net income........................................... $ 303,000 $ 625,000
      Pro forma earnings per share......................... $    0.06 $    0.12
      Pro forma common shares outstanding.................. 5,005,000 5,005,000

  In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("FAS 128"), which became effective in the fourth quarter of 1997. FAS 128 replaces the presentation of earnings per share reflected on the income statement with a dual presentation of basic earnings per share and diluted earnings per share. Basic earnings per share excludes dilution and is computed by dividing net income by the weighted average numbers of common shares outstanding during the period. Diluted earnings per share reflects the potential dilution that could occur if stock options and other commitments to issue common stock were exercised resulting in the issuance of common stock that then shared in the earnings of the Company. Basic and diluted earnings per share for the year ended 1997 were the same. The effect of outstanding stock options was not included in the computation of diluted earnings per share because to do so would have been antidilutive. These options could potentially dilute earnings per share in the future.

                  DONNELLEY ENTERPRISE SOLUTIONS INCORPORATED

6. PROPERTY AND EQUIPMENT:

  Property and equipment consisted of the following (in thousands):

                                                              DECEMBER 31,
                                                           --------------------
                                                             1996       1997
                                                           ---------  ---------
      Machinery and equipment............................. $  18,211  $  21,817
      Capital leases......................................     7,089      8,239
      Leasehold improvements..............................       541        867
                                                           ---------  ---------
          Total property and equipment....................    25,841     30,923
      Accumulated depreciation and amortization...........   (13,195)   (14,924)
                                                           ---------  ---------
          Net property and equipment...................... $  12,646  $  15,999
                                                           =========  =========

  Depreciation and amortization expense of property and equipment included in the accompanying consolidated income statements was $3,446,000, $4,492,000, and $5,314,000 for the years ended December 31, 1995, 1996 and 1997, respectively.

7. LEASE OBLIGATIONS:

  The Company leases office space and various office equipment. These leases are mainly accounted for as operating leases. Rental costs under operating lease agreements including variable charges approximated $6,065,000, $8,157,000 and $8,370,000 for the years ended December 31, 1995, 1996 and
1997, respectively.

  The Company leases a significant amount of equipment used at its business services outsourcing sites. Some leases are accounted for as capital leases. The gross amounts of property and equipment representing capital leases in the accompanying consolidated balance sheets at December 31, 1996 and 1997 were approximately $7,089,000 and $8,239,000, respectively. Similar amounts for accumulated amortization were $4,818,000 and $5,888,000, respectively. Amortization of capital lease assets is included in depreciation and amortization expense of property and equipment.

Minimum future lease obligations at December 31, 1997, are as follows (in thousands):

                                                              OPERATING CAPITAL
                                                               LEASES   LEASES
                                                              --------- -------
      Period ending December 31--
        1998.................................................  $2,762   $1,288
        1999.................................................   2,358      981
        2000.................................................   1,714      605
        2001.................................................   1,055      211
        2002 and thereafter..................................     828      118
                                                               ------   ------
          Total minimum payments.............................  $8,717   $3,203
                                                               ======
      Less: Amount representing interest.....................             (692)
                                                                        ------
      Present value of minimum lease payments................           $2,511
                                                                        ======

8. SPECIAL CHARGE:

  The Company recorded a charge of $300,000 in the year ended December 31, 1996 to reflect the departure, effective October 4, 1996, of Thomas P. Bradbury who served as President of the LANSystems division. The Company and Mr. Bradbury entered into a severance agreement pursuant to which the Company agreed to

                  DONNELLEY ENTERPRISE SOLUTIONS INCORPORATED continue paying Mr. Bradbury his salary through June 21, 1997, pay him a pro-rated bonus for 1996 and permit him to participate in the Company's employee benefit plans through such date.

9. CREDIT AGREEMENT:

  The Company entered into a $22.0 million credit agreement with Harris Trust and Savings Bank on October 30, 1996. The credit agreement will be used in conjunction with cash flows from operations to fund ongoing operations, seasonal cash needs, and for continued growth and investment. Amounts available under the facility will not exceed a percentage of the Company's billed and unbilled accounts receivable, and borrowings will mature in November 1999 and bear interest (i) at the prime rate announced by the bank acting as agent under the facility or (ii) at the applicable LIBOR rate plus, depending on the Company's fixed charge coverage ratio, up to 125 basis points per annum. In addition, the Company will pay a commitment fee of 20 to 30 basis points per annum, depending on its fixed charge coverage ratio, on the unused portion of the credit agreement. The commitment fees for the years ended December 31, 1996 and 1997 were $7,700 and $33,400, respectively. $5.6 million in borrowings at a weighted average rate of 6.94% were outstanding at December 31, 1997.

  The facility contains customary financial and other covenants, including requirements to (i) maintain a minimum consolidated net worth of not less than 80% of consolidated net worth on November 6, 1996 plus 50% of consolidated positive net income for each fiscal quarter; (ii) a minimum fixed charge coverage ratio specified quarterly; and (iii) a funded debt to cash flow ratio of not more than 2.5 to 1, and restrictions on liens, investments, dividends, indebtedness, acquisitions and transactions with affiliates. The Company was in compliance with all debt covenants as of December 31, 1997. The facility may be extended an additional year upon receipt of notice by the Administrative Agent before the second, third and fourth anniversary dates of the Agreement and terminates in full on November 5, 1999.

10. COMMITMENTS AND CONTINGENCIES:

  The Company is party to certain litigation arising in the ordinary course of business which, in the opinion of management, will not have a material adverse effect on the operations or financial position of the Company. A former client filed suit against the Company in 1996 and the Company filed a counter claim in 1997. The Company is of the opinion that the claim and the related counterclaim will not have a material impact on the results of operations of the Company in the period in which resolved.

11. INCOME TAXES:

  The components of the provision for income taxes are as follows (in thousands):

                                                         YEAR ENDED DECEMBER
                                                                 31,
                                                         ----------------------
                                                         1995    1996    1997
                                                         -----  ------  -------
      Federal--
        Current......................................... $ 884  $ (306) $   178
        Deferred........................................  (478)    963   (1,266)
      State--
        Current.........................................   107     (67)      10
        Deferred........................................   (18)    483     (322)
                                                         -----  ------  -------
          Total provision............................... $ 495  $1,073  $(1,400)
                                                         =====  ======  =======

                  DONNELLEY ENTERPRISE SOLUTIONS INCORPORATED

  A reconciliation of the effective tax rate from the statutory U.S. federal income tax rate of 34% is as follows:

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                             -----------------
                                                             1995  1996  1997
                                                             ----  ----  -----
      Federal rate.......................................... 34.0% 34.0% (34.0)%
      State taxes........................................... 11.2  11.4   (7.3)
      Goodwill amortization................................. 11.3  13.8    6.5
      Meals and entertainment...............................  5.4   4.1    1.7
      Other.................................................  0.1  (0.1)   3.2
                                                             ----  ----  -----
        Effective tax rate.................................. 62.0% 63.2% (29.9)%
                                                             ====  ====  =====

  The following summarizes the estimated tax effect of significant cumulative temporary differences that are included in the net deferred income tax asset, which is classified between current and long-term in the accompanying consolidated balance sheets (in thousands):

                                                                  DECEMBER 31,
                                                                  -------------
                                                                  1996    1997
                                                                  -----  ------
      Vacation liability......................................... $ 162  $  231
      Payroll and related liabilities............................   136     --
      Allowance for doubtful accounts............................   140   1,680
      Inventory..................................................   328     457
      Revenue recognition........................................   (42)   (256)
      Miscellaneous, other.......................................   143     210
      Net operating loss carryforwards...........................   --      367
                                                                  -----  ------
          Total net current deferred tax asset...................   867   2,689
                                                                  -----  ------
      Accumulated depreciation...................................   593     391
      LANSystems contingent payments.............................  (926)   (947)
      Miscellaneous, other.......................................    22      11
                                                                  -----  ------
          Total net noncurrent deferred tax liability............  (311)   (545)
                                                                  -----  ------
          Total.................................................. $ 556  $2,144
                                                                  =====  ======

  The Company has not provided a valuation allowance for deferred tax assets because, although realization is not assured, the Company believes it is more likely than not that such tax assets will be recognized through reversals of taxable timing differences and taxable income in future periods. The current net operating loss carryforwards expire between the years ended December 31, 2000 and 2010.

12. EMPLOYEE BENEFIT PLANS

  Effective January 1, 1997, the Company offered employees a 401(k) savings plan with the Company matching a portion of the amounts contributed by employees. An employee is eligible to receive the employer match after being employed by the Company for one year, if that employee was not hired by January 1, 1997. The Company matches 50% of the first 5% of the employee's contribution. Vesting on the employer match occurs over five years. For the year ended December 31, 1997, the Company contributed $441,000 to the 401(k) savings plan.

  The Company instituted a stock purchase plan in 1997 that begins effective January 1, 1998. Under the plan, the Company allows employees with at least one year of service with the Company to participate. Each employee

                  DONNELLEY ENTERPRISE SOLUTIONS INCORPORATED may invest up to 10% of their base compensation at a discount of 15% off the fair market value of the stock price on the last day of the offering periods, which are January 1, April 1, July 1 and October 1. The Company has not incurred any expense related to the plan in 1997 as it is not effective until January 1, 1998.

13. STOCK-BASED COMPENSATION PLANS

  The Company has three stock option plans, the 1996 Stock Incentive Plan ("Incentive Plan"), the 1996 Broad-Based Employee Stock Plan ("Broad-Based Plan") and the 1997 Non-Employee Director Plan, as well as the 1997 Employee Stock Purchase Plan. See Note 12. The Company accounts for these plans under APB Opinion No. 25, under which no compensation cost has been recognized.

  Had compensation cost for these plans been determined consistent with FASB Statement No. 123, the Company's net income and earnings per share would have been reduced to the following pro forma amounts:

                                                             1996      1997
                                                           -------- -----------
      Net Income (Loss):
        As Reported....................................... $625,000 $(3,280,000)
        Pro Forma.........................................  538,000  (4,099,000)
      Basic and diluted EPS:
        As Reported....................................... $   0.12 $     (0.66)
        Pro Forma.........................................     0.11       (0.82)

  The Company may grant options for up to 400,000 shares of Common Stock under both the Incentive Plan and the Broad-Based Plan. Under both Plans, the option price equals the stock's market price on date of grant. These options vest over periods of two to four years and expire after ten years. Upon completion of the IPO, a total of 313,950 options were awarded under these plans to employees of the Company at an exercise price of $25.00 per share. Additionally, 5,000 shares of restricted Common Stock were granted to a key executive upon completion of the IPO. No other options were outstanding at December 31, 1996. For the year ended December 31, 1997, a total of 332,375 options were outstanding. A summary of the status of the Company's stock option plans at December 31, 1996 and 1997 is presented below:

                                                 1996              1997
                                           ----------------- -----------------
                                                    WEIGHTED          WEIGHTED
                                                    AVERAGE           AVERAGE
                                                    EXERCISE          EXERCISE
                                           SHARES    PRICE   SHARES    PRICE
                                           -------  -------- -------  --------
      Outstanding at beginning of year....     --    $  --   300,625   $25.00
      Granted............................. 313,950    25.00  107,750    12.55
      Exercised...........................       0      --         0      --
      Forfeited........................... (13,325)   25.00  (76,000)   23.54
      Expired.............................       0      --         0      --
                                           -------   ------  -------   ------
      Outstanding at end of year.......... 300,625   $25.00  332,375   $21.30
                                           =======   ======  =======   ======
      Exercisable at end of year..........       0   $  --    62,045   $25.00
                                           =======   ======  =======   ======
      Weighted average fair value of
       options............................           $15.46            $ 8.13
                                                     ======            ======

  The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model. The assumptions used to estimate the fair value of these grants in 1996 and 1997 were, respectively: risk-free interest rate of 6.2% and 6.4%, an expected dividend yield of 0% and 0%, an expected volatility of 53.0% and 78.4% and a grant life of seven years and five years, respectively.

                  DONNELLEY ENTERPRISE SOLUTIONS INCORPORATED

14. ACQUISITION OF LANSYSTEMS:

  As discussed in Note 1, LANSystems was acquired on June 21, 1995 for cash of approximately $16.6 million and certain contingent payment obligations ("earnout"). The acquisition was accounted for as a purchase, with the excess of the purchase price over the fair market value of net assets acquired being allocated to goodwill in the amount of approximately $11.8 million. The goodwill is being amortized over its estimated useful life of 20 years.

  The earnout provisions provided for contingent payments of up to $12.9 million payable to former LANSystems shareholders and management participants based on the achievement of specified financial targets for the years ended December 31, 1995 through 1998. In the year ended December 31, 1996, the earnout was renegotiated and a final payment was made. In this regard, $9.5 million was recorded as additional goodwill related to the earnout.

  The following unaudited pro forma income statement was prepared to illustrate the estimated effects of the acquisition as if it had occurred on January 1, 1995. The pro forma adjustments are based on the available information and upon certain assumptions the Company believes are reasonable. The pro forma income statement does not purport to represent what the Company's income statements would actually have been if such transaction in fact had occurred on January 1, 1995, or to project the Company's income statements for any future period. The information below reflects an adjustment for the amortization of goodwill based on the new cost basis of the Company, as well as an adjustment to the income tax provision to reflect the tax effect of the aforementioned adjustment.

                                                                       1995
                                                                  --------------
                                                                  (IN THOUSANDS)
      Revenues...................................................    $79,545
      Cost of revenues ..........................................     64,336
                                                                     -------
          Gross profit...........................................     15,209
      Selling expenses...........................................      7,918
      General and administrative expenses........................      7,096
      Amortization of goodwill...................................      1,065
                                                                     -------
          Earnings (loss) from operations........................       (870)
      Interest expense, net......................................        543
                                                                     -------
          Earnings (loss) before income taxes....................     (1,413)
      Income taxes...............................................        (63)
                                                                     -------
          Net income (loss)......................................    $(1,350)
                                                                     =======

15. QUARTERLY DATA (UNAUDITED):

                                      FIRST   SECOND   THIRD   FOURTH     FULL
     FOR THE FISCAL YEARS ENDED      QUARTER  QUARTER QUARTER  QUARTER    YEAR
     --------------------------      -------  ------- -------  -------  --------
                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
December 31, 1996
  Revenues ......................... $20,451  $24,792 $25,780  $25,441  $ 96,464
  Gross profit .....................   4,371    5,562   5,509    4,668    20,110
  Net income (loss) ................     (69)     691     474     (471)      625
  Pro forma earnings (loss) per
   share ........................... $ (0.01) $  0.13 $  0.09  $ (0.09) $   0.12
                                     =======  ======= =======  =======  ========
December 31, 1997
  Revenues ......................... $27,038  $28,727 $25,509  $29,570  $110,844
  Gross profit .....................   5,901    7,064   3,590    5,744    22,299
  Net income (loss) ................     236      578  (4,222)     128    (3,280)
  Basic and diluted earnings (loss)
   per share........................ $   .05  $  0.12 $ (0.84) $   .03  $  (0.66)
                                     =======  ======= =======  =======  ========

                  DONNELLEY ENTERPRISE SOLUTIONS INCORPORATED

  The pro forma earnings per share calculation does not reflect the actual weighted average shares outstanding during the year ended December 31, 1996, but assumes the 5,000,000 common shares outstanding upon the completion of the Offering and the 5,000 restricted common shares issued to a key executive were outstanding for this year.

16. CHANGES IN ESTIMATE:

  In the third quarter of 1997, the Company recorded two adjustments resulting from changes in estimate. One adjustment affected revenue and gross profit by $3.3 million and $2.3 million, respectively, for a change in estimate in integration and consulting services at LANSystems resulting from the reductions in scope on certain integration projects, operating performance issues and an increase in the estimated number of hours required to complete certain other projects. The second adjustment resulted primarily from a change in estimate in the allowance for doubtful accounts in the amount of $3.6 million, which was primarily due to the increased age of the receivables at LANSystems which lessens the likelihood of collection.

17. SUBSEQUENT EVENTS-(UNAUDITED)

  On July 6, 1998, the Company was acquired by and merged with a wholly-owned subsidiary of Bowne & Co., Inc.

  On August 27, 1998, Winstar Communications, Inc. purchased the assets of LANSystems, a division of the Company.

                  DONNELLEY ENTERPRISE SOLUTIONS INCORPORATED

                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                (IN THOUSANDS)
                                  (UNAUDITED)

                                                              SIX MONTHS ENDED
                                                                JUNE 30, 1998
                                                              ---------------


Revenues.......................................................   $62,041
Cost of revenues...............................................    45,712
                                                                  -------
Gross profit...................................................    16,329
Selling, general and administrative expenses...................    23,123
Amortization of goodwill.......................................       540
Interest expense, net..........................................       395
                                                                  -------
  Loss before income tax benefit.................................  (7,729)
Income tax benefit.............................................      (399)
                                                                  -------
   Net loss....................................................   $(7,330)
                                                                  =======

   -------------------------------------------------------------------------

     See accompanying notes to condensed consolidated financial statements.

                                   APPENDIX I

                   DONNELLEY ENTERPRISE SOLUTIONS INCORPORATED

                      CONDENSED CONSOLIDATED BALANCE SHEET
                       (IN THOUSANDS, EXCEPT SHARE DATA)
                                  (UNAUDITED)

                                                                            JUNE 30,
                                                                              1998
                                                                            --------
                                ASSETS
Current assets:
  Cash and cash equivalents ..............................................   $ 1,860
  Accounts receivable, less allowances for doubtful accounts of $3,717....    22,134
  Unbilled receivables ...................................................     8,165
  Inventories ............................................................     3,649
  Prepaid expenses and other current assets ..............................       984
  Income tax receivable ..................................................     2,082
  Deferred income taxes ..................................................     2,107
                                                                             -------
      Total current assets ...............................................    40,981
Property and equipment, net ..............................................    15,865
Goodwill, net ............................................................    18,618
Other noncurrent assets ..................................................        40
                                                                             -------
      Total assets .......................................................   $75,504
                                                                             =======
                 LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Line of credit .........................................................   $10,000
  Capital lease obligations, current portion .............................     1,017
  Notes payable ..........................................................       111
  Accounts payable .......................................................     7,421
  Accrued expenses .......................................................    13,337
  Customer prepayments ...................................................       250
  Deferred revenues ......................................................     1,485
                                                                             -------
      Total current liabilities ..........................................    33,621
                                                                             -------
Noncurrent liabilities:
  Capital lease obligations ..............................................     1,695
  Deferred income taxes ..................................................     1,404
  Notes payable ..........................................................        19
                                                                             -------
      Total noncurrent liabilities .......................................     3,118
                                                                             -------
Shareholders' equity:
  Common stock--$.01 par value, 15,000,000 authorized Shares;
    5,012,307 issued and outstanding .....................................        50
  Preferred stock--$.01 par value, 1,000,000 authorized Shares;
    none issued and outstanding ..........................................        --
  Additional paid-in capital .............................................    49,322
  Accumulated deficit ....................................................   (10,607)
                                                                             -------
      Total shareholders' equity .........................................    38,765
                                                                             -------
      Total liabilities and shareholders' equity .........................   $75,504
                                                                             =======

     See accompanying notes to condensed consolidated financial statements.

-------------------------------------------------------------------------------

                  DONNELLEY ENTERPRISE SOLUTIONS INCORPORATED

                CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (In thousands)
                                  (unaudited)

                                                                                    Six Months
                                                                                   Ended June 30,
                                                                                      1998
                                                                                   ---------
Cash flows provided by (used in) operating activities:
     Net loss ...........................................................            $(7,330)
     Depreciation and amortization ........................................            2,672
     Amortization of goodwill .............................................              540
     Gain on sale of equipment ............................................              (47)
     Net changes in assets and liabilities ................................            1,188
                                                                                     -------
               Net cash used in operating activities ......................           (2,977)
                                                                                     -------
Cash flows provided by (used in) investing activities:
     Capital expenditures .................................................           (1,826)
     Net proceeds on sale of equipment ....................................               80
                                                                                     -------
               Net cash used in investing activities ......................           (1,746)
                                                                                     -------
Cash flows provided by (used in) financing activities:
     Advances, net ........................................................             (526)
     Line of credit .......................................................            4,400
     Notes payable ........................................................              (55)
     Proceeds from employee stock purchase plan ...........................               77
     Principal payments on capital leases .................................             (544)
                                                                                     -------
               Net cash provided by financing activities ..................            3,352
                                                                                     -------
Net decrease in cash and cash equivalents .................................           (1,371)
Cash and cash equivalents at beginning of period ..........................            3,231
                                                                                     -------
Cash and cash equivalents at end of period.................................          $ 1,860
                                                                                     =======

     See accompanying notes to Condensed Consolidated financial statements.

                  DONNELLEY ENTERPRISE SOLUTIONS INCORPORATED

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

NOTE 1. ORGANIZATION AND NATURE OF OPERATIONS

     Donnelley Business Services ("DBS") was an unincorporated business unit of R.R. Donnelley & Sons Company ("R.R. Donnelley") from its organization in 1988 through December 31, 1995. On June 21, 1995, R.R. Donnelley acquired LANSystems, Inc. ("LANSystems") in a business combination accounted for as a purchase. Following the acquisition, LANSystems was a wholly owned subsidiary of R.R. Donnelley and was operated together with DBS. Effective January 1, 1996, R.R. Donnelley contributed the assets and liabilities of DBS to LANSystems and LANSystems changed its name to Donnelley Enterprise Solutions Incorporated (the "Company" or "DESI").

     On November 5, 1996, the Company completed an initial public offering of 2,860,000 shares of Common Stock (the "IPO" or "Offering"), 1,855,000 of which were sold by the Company, and 1,005,000 of which were sold by R.R. Donnelley.

     The Company is a single-source provider of integrated information management services primarily to professional service providers, such as large law firms, investment banking firms and accounting firms. The Company operates within the information management services business. The Company's offerings include document services, such as reprographic, networked and color printing, mailroom and facsimile services, desktop publishing, and imaging. The Company's systems management services include help desk, network management and systems administration.

     On July 1, 1998 Desi Acquisition Inc. ("Acquiror"), a wholly owned subsidiary of Bowne & Co., Inc. ("Bowne"), acquired approximately 4,920,240 shares of DESI. The shares were purchased pursuant to a tender offer to acquire all of the outstanding shares of DESI common stock.

     On July 6, 1998, Bowne completed the merger of Acquiror with DESI.
Upon consummation of the merger, DESI became a wholly-owned subsidiary of Bowne. The total purchase price for DESI was approximately $105 million, plus certain additional amounts paid for transaction expenses.

     On August 27, 1998, Winstar Communications, Inc. purchased the assets of LANSystems.

NOTE 2. BASIS OF PRESENTATION

     The financial statements included herein are unaudited and have been prepared by the Company to conform with the requirements applicable to Form 8K/A. Accordingly, certain information and disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted as permitted by such requirements. These financial statements should be read in conjunction with the Company's Annual Report on Form 10-K for the year ended December 31, 1997, incorporated herein by reference.

     The interim financial statements herein reflect, in the opinion of the Company, all normal and recurring adjustments necessary to present fairly the financial information for the period presented. These statements include certain expenses relating to the sale of the Company including approximately $7 million of compensation expense resulting from the settlement of stock options and other related expenses by DESI pursuant to the acquisition. The 1998 interim results are not necessarily indicative of the results that may be expected for the remainder of the year.

                                  Appendix II

        Unaudited Pro Forma Condensed Consolidated Financial Information

     The following Unaudited Pro Forma Condensed Consolidated Statements of Income assume that the acquisition of Donnelley Enterprise Solutions, Incorporated ("DESI") had occurred on January 1, 1997, combining the consolidated results of Bowne and Co., Inc. and subsidiaries ("Bowne") and DESI for the year ended December 31, 1997 and six months ended June 30, 1998. The Unaudited Pro Forma Condensed Consolidated Balance Sheet as of June 30, 1998 reflects the acquisition as if it had occurred on June 30, 1998. The pro forma information is derived from the historical financial statements of Bowne and DESI, after giving effect to the acquisition using the purchase method of accounting and assumptions and adjustments considered appropriate by Bowne, certain of which are described in the accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements. The allocation of purchase price to the assets acquired and liabilities assumed has been made using estimated fair values that include values based on independent appraisals and management estimates. These estimates may be subject to adjustment to reflect actual amounts, primarily in the case of accrued liabilities. Any subsequent adjustments are expected to occur by the Company's 1998 year-end and are not expected to be material. On August 27, 1998, Bowne and DESI completed the sale of the assets of LANSystems, a separate operating division of DESI. The pro forma financial information gives effect to the closing of the sale of LANSystems, including the effect of certain post-closing adjustments, to the initial purchase price of DESI. The pro forma information is provided for illustrative purposes only and is not necessarily indicative of the results of operations or financial condition that actually would have been obtained if the acquisition had occurred on the dates indicated or of the operating results that may be obtained in the future.

     The Unaudited Pro Forma Condensed Consolidated Financial Information should be read in conjunction with the historical financial statements, and the related notes thereto, of Bowne and DESI. The historical financial statements of DESI as of December 31, 1997 and 1996 and for each of the years in the three year period ending December 31, 1997 and the related notes thereto, and the historical financial statements of DESI as of and for the six month period ended June 30, 1998 and the related notes thereto are included herein. The historical financial statements of Bowne and the related notes thereto as of and for the year ended December 31, 1997 and as of and for the six-month period ended June 30, 1998 and the related notes thereto, have been previously filed with the Securities and Exchange Commission.

                       BOWNE & CO., INC. AND SUBSIDIARIES

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                     (000's OMITTED EXCEPT PER SHARE DATA)


                                                            HISTORICAL
                                             ----------------------------------------        PRO FORMA        PRO FORMA
                                              BOWNE          DESI(1)         COMBINED       ADJUSTMENTS     CONSOLIDATED
                                             --------       --------         --------       -----------     ------------
Net Sales................................    $716,647       $110,844         $827,491        $(35,145)(16)    $792,346
Expenses:
  Cost of sales..........................     392,120         83,995          476,115         (28,782)(16)     447,333
  Selling and administrative.............     203,362         24,590          227,952         (11,690)(16)     216,262
  Depreciation and amortization..........      29,669          6,386           36,055           2,560 (12)(16)  38,615
  Interest...............................       1,621            557            2,178           3,399 (13)       5,577
  Purchased in-process research and
    development and other charges........       6,991             --            6,991              --            6,991
                                             --------       --------         --------        --------         --------
                                              633,763        115,528          749,291         (34,513)         714,778
                                             --------       --------         --------        --------         --------
Operating income (loss)..................      82,884         (4,684)          78,200            (632)          77,568
Gain on sale of subsidiary...............      35,273             --           35,273              --           35,273
Other income.............................       2,456              4            2,460            (986)(14)(16)   1,474
                                             --------       --------         --------        --------         --------
Income (loss) before income taxes........     120,613         (4,680)         115,933          (1,618)         114,315
Income taxes (benefit)...................      51,070         (1,400)          49,670             (30)(15)      49,640
                                             --------       --------         --------        --------         --------
NET INCOME (LOSS)........................    $ 69,543       $ (3,280)        $ 66,263        $ (1,588)        $ 64,675
                                             ========       ========         ========        ========         ========
Net income per Common Share (17):
  Basic .................................      $1.92                                                            $1.79
  Diluted ...............................      $1.87                                                            $1.74

Shares used in computing net income
 per Share (17):
  Basic .................................      36,210                                                           36,210
  Diluted ...............................      37,178                                                           37,178


                 See accompanying notes to unaudited pro forma condensed consolidated financial statements.


                       BOWNE & CO., INC. AND SUBSIDIARIES
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                    For the Six Months Ended June 30, 1998
                    (000's omitted, except per share data)

                                                                                  Pro forma            Pro forma
                                            Bowne   DESI(1)        Combined      Adjustments         Consolidated
                                          --------  --------       ---------     -----------         ------------
Net sales ..........................      $413,613   $62,041       $475,654      $(15,947)(16)         $459,707
Expenses:
  Cost of sales ....................       216,773    45,712        262,485       (12,239)(16)          250,246
  Selling and administrative .......       128,965    20,451        149,416        (5,095)(16)          144,321
  Depreciation and amortization ....        16,726     3,212         19,938         1,159 (12)(16)       21,097
  Interest .........................           980       442          1,422         1,699 (13)            3,121
  Purchased in-process research and
    development and other charges ..         1,200      --            1,200          --                   1,200
                                          --------   -------       --------      --------              --------
                                           364,644    69,817        434,461       (14,476)              419,985
                                          --------   -------       --------      --------              --------
Operating income (loss).............        48,969    (7,776)        41,193        (1,471)               39,722
Other income (expense) .............          (141)       47            (94)         (492)(14)(16)         (586)
                                          --------   -------       --------      --------              --------
Income (loss) before income
 taxes (benefit) ...................        48,828    (7,729)        41,099        (1,963)               39,136
Income taxes (benefit) .............        20,423      (399)        20,024          (490)(15)           19,534
                                          --------   -------       --------      --------              --------
Net income (loss)...................      $ 28,405   $(7,330)      $ 21,075      $ (1,473)             $ 19,602
                                          ========   =======       ========      ========              ========
Net income per Common Share (17):
  Basic ............................        $.77                                                         $.53
  Diluted ..........................        $.75                                                         $.52

Shares used in computing net income
 per share (17):
  Basic ............................        36,676                                                       36,676
  Diluted ..........................        37,964                                                       37,964


              See accompanying notes to unaudited pro forma condensed consolidated financial statements.


                               Bowne & CO., INC. AND SUBSIDIARIES
                    UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS
                                       JUNE 30, 1998
                              (000'S OMITTED EXCEPT SHARE AMOUNTS)

                                                                         HISTORICAL
                                                              -------------------------------       PRO FORMA         PRO FORMA
                                                              BOWNE         DESI(1)  COMBINED      ADJUSTMENTS      CONSOLIDATED
                                                              -----         ----     --------      -----------      ------------
                           ASSETS

Current assets:
  Cash and cash equivalents................................  $ 37,235     $ 1,860     $ 39,095     $(30,000)(2)        $  9,095
  Marketable securities....................................     6,090         --         6,090          --                6,090
  Trade accounts receivable, net...........................   216,506      30,299      246,805      (14,032)(7)(11)     232,773
  Inventories..............................................    57,194       3,649       60,843       (3,093)(11)         57,750
  Prepaid expenses and other current assets................    15,468       5,173       20,641         (299)(11)         20,342
                                                             --------     -------     --------     --------            --------
    Total current assets...................................   332,493      40,981      373,474      (47,424)            326,050
Property, plant and equipment, net.........................   145,157      15,865      161,022       (2,765)(5)(11)     158,257
Goodwill, net..............................................    85,782      18,618      104,400       59,858 (8)         164,258
Other assets...............................................    23,530          40       23,570       14,909 (6)(8)(11)   38,479
                                                             --------     -------     --------     --------            --------
      Totals...............................................  $586,962     $75,504     $662,466     $ 24,578            $687,044
                                                             ========     =======     ========     ========            ========

            LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Notes payable and current portion of long-term debt......  $  6,992     $11,128     $ 18,120     $   --              $ 18,120
  Accounts payable.........................................    36,380       7,421       43,801       (1,554)(11)         42,247
  Accrued liabilities......................................    94,242      15,072      109,314       10,800 (7)(11)     120,114
                                                             --------     -------     --------     --------            --------
    Total current liabilities..............................   137,614      33,621      171,235        9,246             180,481
Long-term debt--net of current portion.....................    41,594       1,714       43,308       56,642 (3)(4)       99,950
Deferred employee compensation and benefits and other
  liabilities..............................................    22,427         --        22,427          --               22,427
Deferred income taxes......................................       --        1,404        1,404        5,655 (8)           7,059
                                                             --------     -------     --------     --------            --------
    Total liabilities......................................   201,635      36,739      238,374       71,543             309,917
                                                             --------     -------     --------     --------            --------

Stockholders' equity:
  Preferred stock, par value $.01, none issued
  Common stock, par value $.01, issued 19,767,680 shares
    in 1998 and 19,605,555 shares in 1997..................       198          50          248          (50)(9)             198
  Additional paid-in capital...............................    39,107      49,322       88,429      (49,322)(9)          39,107
  Retained earnings (deficit)..............................   364,515     (10,607)     353,908        2,407 (9)(10)     356,315
  Treasury stock, at cost, 1,361,084 shares in 1998 and
    1,366,793 shares in 1997...............................   (16,514)        --       (16,514)         --              (16,514)
  Other, net...............................................    (1,979)        --        (1,979)         --               (1,979)
                                                             --------     -------     --------     --------            --------
    Total stockholders' equity.............................   385,327      38,765      424,092      (46,965)            377,127
                                                             --------     -------     --------     --------            --------
      Totals...............................................  $586,962      75,504     $662,466     $ 24,578            $687,044
                                                             ========     =======     ========     ========            ========


                     See accompanying notes to unaudited pro forma condensed consolidated financial statements.


    NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                (000's OMITTED)

(1) Represents the historical financial information of DESI. The historical financial information was derived from the audited financial statements of DESI for the year ended December 31, 1997 and from the unaudited financial statements as of and for the six months ended June 30, 1998.

(2) Represents cash purchase price of $105,258 consisting of the utilization of $30,000 of cash and $75,258 of additional borrowings.

(3) Reflects borrowings with respect to the acquisition of DESI in the amount of $75,258.

(4) Reflects net proceeds of $18,616 from the sale of LANSystems division used to reduce long-term debt.

(5) Represents an adjustment of $1,114 to reflect DESI property, plant, and equipment at its estimated fair market value.

(6)  Assumed income tax effects resulting from acquisition of DESI.

(7)  Represents costs directly associated with the acquisition of DESI.

(8) Eliminates existing DESI goodwill of $18,618 and records goodwill, other intangible assets, and a deferred tax liability of $78,476, $14,500, and $5,655, respectively, arising from the acquisition of DESI.

(9)  Eliminates the historical equity accounts of DESI.

(10) Represents an $8,200 write off of purchased in process research and development costs arising from the acquisition of DESI.

(11) Reflects an adjustment to eliminate the assets and liabilities of LANSystems division of DESI sold to Winstar Communications, Inc. as follows:

              Trade accounts receivable ................... $13,494
              Inventories .................................   3,093
              Prepaid expenses ............................     299
              Property, plant and equipment ...............   1,651
              Other assets ................................      31
              Accounts payable ............................  (1,554)
              Accrued liabilities .........................  (1,345)


(12) Reflects an adjustment of $4,291 and $2,145 for the year ended December 31, 1997 and for the six-month period ended June 30, 1998, respectively, which represents the amortization of the intangible assets acquired in connection with the acquisition of DESI.

(13) Reflects an adjustment of $3,399 and $1,699 for the year ended December 31, 1997 and for the six-month period ended June 30, 1998, respectively, which represents additional interest expense in connection with $75,258 from the borrowings of the Company under a revolving credit agreement partially offset by the repayment of approximately $18,616 from proceeds received from the sale of LANSystems.

(14) Reflects an adjustment of $982 and $491 for the year ended December 31, 1997 and for the six-month period ended June 30, 1998, respectively, to interest income as a result of the $30,000 cash payment in connection with the acquisition of DESI.

(15) Reflects an adjustment of $30 and $490 for the year ended December 31, 1997 and for the six-month period ended June 30, 1998, respectively, for the income tax benefit from the pro forma adjustments.

(16) Reflects an adjustment to eliminate the operating results of LANSystems for the year ended December 31, 1997 and for the six-month period ended June 30, 1998 as follows:

                                                     Year ended      Six-month
                                                    December 31,   period ended
                                                       1997       June 30, 1998
                                                    ------------  -------------
      Net sales ..................................    $35,145         $15,947
      Expenses:
        Cost of sales ............................     28,782          12,239
        Selling and administrative ...............     11,690           5,095
        Depreciation and amortization ............      1,731             986
                                                      -------         -------
                                                       42,203          18,320
      Operating loss .............................     (7,058)         (2,373)
      Other income ...............................          4               1
                                                      -------         -------
      Loss before income taxes ...................     (7,054)         (2,372)
      Income taxes ...............................     (3,218)         (1,337)
                                                      -------         -------
      NET LOSS ...................................    $(3,836)        $(1,035)
                                                      =======         =======

(17)  Reflects two-for-one stock split effective August 14, 1998.

                  CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS
                  -----------------------------------------

As independent public accountants, we hereby consent to the inclusion in this Form 8-K/A of our report dated February 3, 1998 on Donnelley Enterprise Solutions Incorporated's financial statements for the year ended
December 31, 1997. It should be noted that we have not audited any financial statements of the company subsequent to December 31, 1997 or performed any audit procedures subsequent to the date of our report.


Arthur Andersen LLP


Chicago Illinois,
September 14, 1998

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                    BOWNE & CO, INC.


                                    By: /s/ Denise K. Fletcher
                                       ---------------------------------
                                    Name:  Denise K. Fletcher
                                    Title: Senior Vice President and
                                           Chief Financial Officer

Dated: September 14, 1998